EXHIBIT 99.1

Gilead Sciences Amends Stockholder Rights Plan

Foster City, CA, October 30, 2003 - Gilead Sciences, Inc. (Nasdaq: GILD) today announced that its Board of Directors has approved an amendment to its Stockholder Rights Plan, which was originally adopted in November 1994 and amended and restated in October 1999. The current amendment to the Rights Plan provides, among other things, for an increase in the exercise price of the rights under the Rights Plan from $100 (after adjusting for two 2-for-1 stock splits) to $400 and an extension of the term of the Rights Plan to October 27, 2013.

The Rights Plan is designed to enable all Gilead stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Gilead. The amendment of the Rights Plan is not in response to any particular proposal.

The rights will continue to trade with Gilead’s Common Stock, unless and until they are separated upon the occurrence of certain future events. Gilead’s Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of Gilead’s Common Stock. The Gilead Board of Directors will also have the ability to redeem the rights under limited circumstances following an acquisition of more than 15 percent of Gilead’s Common Stock. The amendment to the Rights Plan will be filed with the Securities and Exchange Commission in a Form 8-K.

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide. The company has seven marketed products and focuses its research and clinical programs on anti-infectives. Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.